Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley Sard Verbinnen & Co 212-687-8080
VECTOR GROUP LTD. COMPLETES SALE OF SENIOR CONVERTIBLE NOTES

     MIAMI, FL, May 11, 2009 — Vector Group Ltd. (NYSE: VGR) announced today that it has completed the sale of $50 million aggregate principal amount of its 6.75% Variable Interest Senior Convertible Notes due 2014 (the “Notes”) to Frost Nevada Investments Trust in a private placement. The purchase price consisted of $38.225 million in cash and $11.005 million aggregate principal amount of the Company’s 5.0% Variable Interest Senior Convertible Notes due 2011, valued at 107% of principal amount. Frost Nevada Investments Trust is affiliated with Dr. Phillip Frost, who, prior to the consummation of the sale, may have been deemed to beneficially own approximately 8.1% of the common stock of the Company. Following consummation of the sale, Dr. Frost may be deemed to beneficially own approximately 11.5% of the common stock of the Company. The Company intends to use the net proceeds of the issuance for general corporate purposes.
     The Notes are convertible, at the option of the holder at any time on or prior to maturity, into shares of the Company’s common stock at a conversion price of $15.04 per share, which is equal to a conversion rate of approximately 66.489 shares of common stock per $1,000 principal amount of Notes, subject to adjustment. Under the terms of the Notes, upon request by the holders of a majority in aggregate principal amount of the then outstanding Notes, the Company has agreed to file a registration statement with the Securities and Exchange Commission covering the Company’s common stock issuable upon conversion of the Notes.
     Interest on the Notes is payable quarterly on February 15, May 15, August 15 and November 15 of each year, beginning August 15, 2009. The Notes will accrue interest at 3.75% per annum, with an additional amount of interest payable on each interest payment date equal to the product of the amount of cash dividends paid by the Company on its common stock during the prior three-month period ending on the record date for such interest payment multiplied by the number of shares of the Company’s common stock into which the Notes are convertible on such record date (such additional interest, on an annualized basis, the “Additional Interest Payment,” and the sum of 3.75% per annum of the outstanding principal amount of the notes plus the Additional Interest Payment, being the “Total Interest”). Notwithstanding the foregoing, annual interest payable shall be the higher of (i) the Total Interest or (ii) 6 3/4% per annum of such outstanding principal amount. The Notes will mature on November 15, 2014.
     Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc. and New Valley LLC. Additional information concerning the Company is available on the Company’s website, www.VectorGroupLtd.com.
# # #